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                                                                     Exhibit 5.1


                   [Weil, Gotshal & Manges LLP Letterhead]



                                        August 22, 2003


Barney's, Inc.
Barneys New York, Inc.
Barneys America, Inc.
Barneys America (Chicago) Lease Corp.
BNY Licensing Corp.
Barneys (CA) Lease Corp.
Barneys (NY) Lease Corp.
Basco All-American Sportswear Corp.
575 Fifth Avenue
New York, New York 10017

Ladies and Gentlemen:

        We have acted as counsel to Barney's, Inc., a New York corporation ("Barneys"), Barneys New York, Inc., a Delaware corporation ("Holdings"), Barneys America, Inc., a Delaware corporation ("Barneys America"), Barneys America (Chicago) Lease Corp., a Delaware corporation ("Barneys (Chicago)"), BNY Licensing Corp., a Delaware corporation ("BNY"), Barneys (CA) Lease Corp., a Delaware corporation ("Barneys (CA)"), Barneys (NY) Lease Corp., a Delaware corporation ("Barneys (NY)") and Basco All-American Sportswear Corp., a New York corporation ("Basco" and, together with Holdings, Barneys America, Barneys (Chicago), BNY, Barneys (CA) and Barneys (NY), the "Guarantors") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement"), with respect to $106,000,000 aggregate principal amount at maturity of 9.000% Senior Secured Notes due 2008 (the "Notes") of Barneys to be issued under an Indenture, dated as of April 1, 2003 (the "Indenture"), among Barneys, the Guarantors and Wilmington Trust Company, as trustee (the "Trustee"). The Notes will be unconditionally guaranteed on a senior secured basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the "Guarantees").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note set forth in the Indenture, the form of Guarantee set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Barneys and the Guarantors,

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Barney's, Inc.
August 22, 2003
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and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Barneys and the Guarantors. In addition, we have assumed that the Notes and the Guarantees will be executed and delivered substantially in the form examined by us.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1. The Notes have been duly authorized by all necessary corporate action on the part of Barneys and, when duly executed by Barneys, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of Barneys, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable.

        2. The Guarantee of each of the Guarantors has been duly authorized by all necessary corporate action on the part of that Guarantor and, when duly executed by that Guarantor and when the Notes on which such Guarantees have been endorsed have been duly executed by Barneys, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the Guarantees of the Guarantors will constitute the legal, valid and binding obligations of the Guarantors, enforceable against that Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable.

        The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we

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Barney's, Inc.
August 22, 2003
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express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Weil, Gotshal & Manges LLP